Exhibit 99.2

For Immediate Release:

Steinway Closes Offering of $175 million 7% Senior Notes Due 2014

WALTHAM, MA - February 23, 2006 - Steinway Musical Instruments, Inc. (NYSE: LVB) today announced the closing of its offering of $175 million in aggregate principal amount of its 7% Senior Notes due 2014, which were issued in a private placement.  The 7% Notes were sold at a price of $992.435 per $1,000 principal amount of notes, resulting in gross proceeds to the Company of $173,676,125.  The Company will apply the net proceeds from the offering to purchase the 8.75% Notes tendered pursuant to the previously announced tender offer and consent solicitation for its 8.75% Notes and redeem any remaining outstanding 8.75% Notes following the consummation of the tender.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.  The 7% Notes are expected to be resold by the initial purchaser to qualified institutional buyers and non-U.S. persons pursuant to Rule 144A and Regulation S, respectively, under the Securities Act of 1933, as amended.  The offering of 7% Notes has not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent a registration under the Securities Act of 1933, as amended, or an applicable exemption from such registration requirements and applicable state securities laws.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  Steinway’s ability to successfully complete the transactions described above is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the Company’s filings with the SEC.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com